                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED BY
                                                RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          National Steel Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

-------------------------------------------------------------------------------

Yutaka Tanaka                                             National Steel
Chairman of the Board and Chief Executive Officer         Corporation
                                                          4100 Edison Lakes
                                                          Parkway
                                                          Mishawaka, IN 46545
                                                          Telephone: (219)
                                                          273-7000
                                                          Facsimile: (219)
                                                          273-7868

March 31, 2000

To All National Steel Corporation Stockholders:

   It is a pleasure to invite you to our Annual Meeting of Stockholders which will be held at The Fairmont Copley Plaza, 138 St. James Avenue, Boston, Massachusetts on Monday, May 8, 2000 at 10:00 a.m. Eastern Daylight Time. Your continued interest in our Company is appreciated, and I hope that as many of you as possible will attend the Annual Meeting.

   At the meeting you will be asked to elect nine directors to terms ending at the next Annual Meeting of Stockholders and to ratify the appointment of Ernst & Young LLP as National Steel's independent auditors for the fiscal year ending December 31, 2000.

   Regardless of the number of shares you own, it is important that they are represented and voted at the meeting, whether or not you plan to attend. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience.

   On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                          Sincerely,

                                          [SIGNATURE OF YUTAKA TANAKA]
                                          Yutaka Tanaka
                                          Chairman of the Board and Chief
                                           Executive Officer

   [LOGO OF NATIONAL STEEL CORPORATION]
-------------------------------------------------------------------------------

                          NATIONAL STEEL CORPORATION
                           4100 Edison Lakes Parkway
                           Mishawaka, Indiana 46545

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

   The 2000 Annual Meeting of Stockholders of National Steel Corporation (the "Company") will be held at the The Fairmont Copley Plaza, 138 St. James Avenue, Boston, Massachusetts on Monday, May 8, 2000 at 10:00 a.m. Eastern Daylight Time.

   The Annual Meeting will be held for the following purposes:

     1. To elect nine directors to serve until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

     2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000; and

     3. To transact any other business that may properly come before the meeting.

   March 17, 2000 has been designated as the date of record for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

                                   By order of the Board of Directors,

                                   Ronald J. Werhnyak
                                   Vice President, General Counsel and
                                   Secretary

March 31, 2000


 Whether or not you plan to attend the Annual Meeting, please mark, date and sign the enclosed form of proxy and return it promptly in the envelope which has been provided. You may revoke your proxy at any time before it is voted by written notice to such effect, by submitting a subsequently dated proxy or by attending the Annual Meeting and voting in person.

                                PROXY STATEMENT

                      GENERAL INFORMATION FOR STOCKHOLDERS

   This proxy statement is furnished in connection with the solicitation by the Board of Directors of National Steel Corporation (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 8, 2000 and at any and all adjournments of such Annual Meeting. As of March 17, 2000, the record date for the Annual Meeting, there were issued and outstanding 22,100,000 shares of Class A Common Stock, all of which are owned by NKK U.S.A. Corporation, and 19,188,240 shares of Class B Common Stock. Holders of Class A Common Stock are entitled to two votes per share while holders of Class B Common Stock are entitled to one vote per share. Except as otherwise required by law or the Company's Certificate of Incorporation, the holders of the Class A Common Stock and the Class B Common Stock vote together, without regard to class, on all matters upon which the stockholders are entitled to vote. The Class A Common Stock and Class B Common Stock are sometimes referred to collectively herein as the "Common Stock" of the Company.

   This Proxy Statement and form of proxy were initially mailed to stockholders on or about March 31, 2000. In addition to solicitation by mail, the Company will request security dealers, banks, fiduciaries and nominees to furnish proxy materials to beneficial owners of the Class B Common Stock of whom they have knowledge and will reimburse them for their expenses for doing so. Additional solicitation may be made by letter, telephone or facsimile by officers and employees of the Company. In addition, the annual report of the Company for the fiscal year ended December 31, 1999 and the Company's 1999 Annual Report on Form 10-K have been mailed to each stockholder of record and provided to security dealers, banks, fiduciaries and nominees for mailing to beneficial owners at the Company's expense.

   All duly executed proxies received by management prior to the Annual Meeting will be voted in accordance with the choices specified by stockholders on their proxies. If no choice is specified by a stockholder, the shares of such stockholder will be voted FOR the election of the nine nominees for directors listed in this Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company. Stockholders who execute proxies may revoke them at any time before they are voted by filing with the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Notice of revocation should be sent to the Secretary of the Company at 4100 Edison Lakes Parkway, Mishawaka, Indiana 46545.

   It is the policy of the Company that proxies that identify the vote of specific stockholders are kept confidential until the final vote is tabulated, except in a contested proxy or consent solicitation or to meet applicable legal requirements.

   The Bylaws of the Company provide that, except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, but in no event less than one-third of the shares entitled to vote at the meeting, shall constitute a quorum for the transaction of business at the Annual Meeting. The Bylaws also provide that (i) directors shall be elected by a plurality of the votes cast at the Annual Meeting, and (ii) except as required by law, the Certificate of Incorporation or the Bylaws, any other matter brought before the Annual Meeting shall be decided by the vote of the holders of a majority of the voting power of the capital stock represented and entitled to vote at the Annual Meeting.

   Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of voting stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of voting stock represented by "broker non-votes" as present for purposes of determining a quorum at the Annual Meeting. Broker non-votes as to particular proposals, however, will be deemed shares not having voting power on such proposals, will not be counted as votes for or against such proposals and will not be included in calculating the number of votes necessary for approval of such proposals. "Broker non-votes" are proxies with respect to shares of voting stock held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable New York Stock Exchange rules or the instrument under which it serves in such capacity and (iii) the record holder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter. As a result of the foregoing, shares not voted, whether by abstention, broker non-votes or otherwise, will have no effect on the election of directors. However, abstentions as to other proposals will have the same effect as a vote against the proposal.

   The expense of this solicitation will be paid by the Company. Brokers and certain other holders for beneficial owners will be reimbursed for out-of-pocket expenses incurred in the solicitation of proxies from the beneficial owners of shares held in their names. The Company has retained the services of ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies for a fee not expected to exceed in the aggregate $2,500 plus reasonable out-of-pocket expenses.

                             ELECTION OF DIRECTORS

   Nine directors are to be elected to hold office for terms expiring on the date of the 2001 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier resignation, retirement, death or removal. All of the nominees have been designated by the Board of Directors and are members of the present Board. Each nominee has consented to being named in the Proxy Statement as a nominee for director and has agreed to serve as a director if elected. The proxies appointed by name in the enclosed proxy form will vote as instructed by the stockholder for the election of the nominees listed below. The proxies, however, reserve full discretion to cast votes for any other person if any nominee shall be unable to serve, or for good cause will not serve, except where authority is withheld by the stockholder.

Information Concerning Nominees for Directors

   Set forth below for each nominee is his name and age; the date on which he first became a director of the Company; the names of other companies of which he serves as a director; and his principal occupation during at least the last five years.

Charles A. Bowsher

   Mr. Bowsher, age 68, has been a director of the Company since April 21, 1997. From 1981 to 1996, he served as Comptroller General of the United States and head of the General Accounting Office. Mr. Bowsher was associated with Arthur Andersen & Co. from 1956 to 1967 and 1971 to 1981, and served as Assistant Secretary of the Navy for Financial Management from 1967 to 1971. Mr. Bowsher also serves as a director of American Express Bank, Ltd., Newport News Shipbuilding, Inc. and DeVry Inc. Mr. Bowsher is a member of the Compensation Committee and Audit Committee.

Edsel D. Dunford

   Mr. Dunford, age 64, has been a director of the Company since April 27, 1998. Mr. Dunford has held a variety of management and technical positions with TRW, Inc., a manufacturer of products for the automotive, space and defense and information systems industries. He served as President of TRW from 1991 until his retirement in 1994. Mr. Dunford also serves as a director of Cordant Technologies, Inc., Cooper Tire & Rubber Company and Howmet International. Mr. Dunford is a member of the Audit Committee.

Mitsuoki Hino

   Mr. Hino, age 52, has been a director of the Company since October 27, 1998. Since 1971, Mr. Hino has served in various capacities with NKK Corporation ("NKK"), a Japanese steel manufacturer and the parent company of NKK U.S.A. Corporation (the holder of all of the outstanding shares of the Company's Class A Common Stock). His most recent positions have been Director of Human Resources from 1993 to 1995 and General Manager, Sales and Production Planning from 1995 to the present. He served as a Director of the Board of NKK from June 1999 until March 2000. On April 1, 2000, Mr. Hino will assume the position of Vice President, Planning, Logistics and Information Technology of NKK.

Frank J. Lucchino

   Mr. Lucchino, age 61, has been a director of the Company since January 30, 1995. Since January 3, 2000, he has served as a judge of the Court of Common Pleas in Allegheny County, Pennsylvania. From 1980 to 2000 he served as Controller of Allegheny County, Pennsylvania and was a Partner with the law firm of Grogan, Graffam, McGinley & Lucchino, P.C. Mr. Lucchino was nominated to serve on the Board of Directors pursuant to a collective bargaining agreement with the United Steelworkers of America. Mr. Lucchino is Chairman of the Audit Committee.

Bruce K. MacLaury

   Mr. MacLaury, age 68, has been a director of the Company since April 30, 1996. From 1977 to 1995, Mr. MacLaury served as President of The Brookings Institution which is engaged in public policy research and education. Mr. MacLaury also serves as a director of American Express Bank, Ltd., the St. Paul Companies Inc. and the Vanguard Funds. Mr. MacLaury is Chairman of the Compensation Committee and a member of the Nominating Committee.

Mineo Shimura

   Mr. Shimura, age 48, has been a director of the Company since April 21, 1997. Mr. Shimura has served as a senior executive for various U.S. affiliates of NKK and presently holds the following positions with NKK affiliates:
President of NUF LLC (a finance company), President of NKK America, Inc. (a service company), President of NKK U.S.A. Corporation (a holding company), President of NKK Windsor Corporation (a finance company) and President of Galvatek Ontario Corporation (a holding company). Mr. Shimura is Chairman of the Nominating Committee.

Hisashi Tanaka

   Mr. Tanaka, age 52, has been a director of the Company since April 27, 1998. Mr. Tanaka has served in various capacities with NKK since 1971. His most recent positions have been Director, Steelmaking Technology from 1994 to 1995, Director, Technical & Engineering Planning from 1995 to 1996, General Manager, Steelmaking Technology from 1996 to 1998 and General Manager Technology Planning and Coordination from 1998 to the present. He served as a Director of the Board of NKK from June 1999 until March 2000. On April 1, 2000, Mr. Tanaka will assume the position of Vice President, Technology Planning and Coordination of NKK.

Yutaka Tanaka

   Mr. Tanaka, age 63, has been a director of the Company since April 1, 1998. Mr. Tanaka was elected Vice Chairman of the Company in April 1998 and Chairman of the Board and Chief Executive Officer in September 1998. Mr. Tanaka served as President of Adchemco Corporation, a manufacturer of chemical products and a wholly owned subsidiary of NKK, from June 1996 to March 1998. Prior thereto, he was employed in various capacities by NKK, where he most recently served as Managing Director from June 1992 to June 1996.

Sotaro Wakabayashi

   Mr. Wakabayashi, age 50, has been a director of the Company since December 16, 1998. Mr. Wakabayashi has served in various capacities with NKK since 1974. His most recent positions have been Senior Manager,

International Legal Affairs from 1993 to 1994, Senior Counselor from 1994 to 1998 and Chief Senior Counselor from 1998 to the present. Mr. Wakabayashi is a member of the Compensation Committee.

                            THE BOARD OF DIRECTORS

   The Board of Directors held seven meetings during 1999.

Committees of the Board of Directors

   The Company has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee

   The Audit Committee has been established to assist the Board of Directors in fulfilling its oversight responsibility by monitoring and reviewing the effectiveness of the Company's (i) financial reporting process, (ii) system of internal controls over financial operations and (iii) audit process. It has responsibility for recommending to the Board of Directors a firm of independent certified public accountants to serve as auditors to be appointed by the Board, subject to ratification by the stockholders at the Annual Meeting. In addition, the Audit Committee approves the scope of, and fees related to, the annual audit and reviews the results and recommendations of the independent auditors upon completion of the annual audit. The Audit Committee also reviews the Company's compliance with its Code of Ethical Business Conduct. The Committee has the authority to meet and confer with the Company's independent accountants, internal auditors, officers and employees in connection with carrying out its responsibilities. The Audit Committee is presently comprised of Mr. Lucchino, Chairman, Mr. Bowsher and Mr. Dunford. The Audit Committee held 12 meetings during 1999.

Compensation Committee

   The duties of the Compensation Committee are to review and approve a compensation philosophy and guidelines for the Company's executive officers and directors. In addition, the Compensation Committee reviews and recommends for approval by the Board of Directors base salaries, employment agreements, stock option and stock appreciation right grants and any severance payments for any of the Company's executive officers. The Committee also establishes, administers, amends and terminates plans, policies and procedures regarding incentive compensation and other performance based compensation arrangements; reviews the executive officer succession program; and oversees compliance with all Securities and Exchange Commission and other applicable laws and regulations pertaining to the disclosure of compensation paid to executive officers and directors. The Compensation Committee is presently comprised of Mr. MacLaury, Chairman, Mr. Bowsher and Mr. Wakabayashi. The Compensation Committee held five meetings during 1999.

Nominating Committee

   The Nominating Committee has the authority to develop candidate specifications for Board membership and to make recommendations as to candidates for election to the Board of Directors and as to candidates to fill vacancies on the Board of Directors. The Nominating Committee will consider nominees for election to the Board of Directors recommended by stockholders of the Company. Suggestions for candidates, accompanied by biographical material and material regarding the candidate's qualifications to serve as a director, should be sent to the Secretary of the Company. The Nominating Committee is also responsible for reviewing the qualifications of the candidate nominated to serve as a director by the United Steelworkers of America pursuant to their collective bargaining agreement with the Company. The Nominating Committee is presently comprised of Mr. Shimura, Chairman and Mr. MacLaury. The Nominating Committee held one meeting during 1999.

Attendance

   All of the incumbent directors attended at least 75% of the Board and committee meetings held in 1999 during the period they were members of the Board or of a committee.

Compensation of Directors

   Directors who are not employees of the Company or any of its subsidiaries receive an annual fee of $30,000 plus a fee of $1,000 for attendance at each meeting of the Board of Directors and at each meeting of a committee of the Board of Directors. The chairman of each standing committee receives an additional annual payment of $3,000. All directors are reimbursed for expenses incurred in attending Board and committee meetings. In addition, any non-employee director who, at the request of the Chairman of the Board, performs special services or assignments on behalf of the Board, receives compensation of $1,000 per day plus reasonable out-of-pocket expenses. Each non-employee director also receives, upon his initial election to the Board of Directors, a stock option grant of 2,500 shares of Class B Common Stock at the then market price pursuant to the terms of the 1993 National Steel Corporation Non-Employee Directors Stock Option Plan ("Directors Plan"). Up until February 14, 2000, an additional stock option grant of 500 shares of Class B Common Stock was granted to each non-employee director pursuant to the Directors Plan at each anniversary of Board service. Effective as of February 14, 2000, the amount of this annual grant was increased from 500 shares to 1,000 shares. All stock options granted pursuant to the Directors Plan vest in one-third annual increments commencing on the first anniversary date of the initial grant.

                     REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

   The Compensation Committee of the Board of Directors (the "Committee") reviews and approves the philosophy and guidelines for compensation programs and develops recommendations for the Board of Directors regarding compensation levels for the Company's executive officers and directors. The Committee also administers the Company's annual Management Incentive Compensation Plan ("MICP"). The Committee is composed exclusively of independent directors who are not eligible to participate in any of management's compensation programs. The Committee presents the following report on compensation for the Company's executive officers for 1999.

Overview and Philosophy

   The Committee has adopted a written statement of executive compensation purposes, guiding principles and objectives which guide its evaluation and determination of executive compensation programs. This statement was developed by the Committee with the assistance of an independent compensation consulting firm familiar with compensation policies within the industry and at other major corporations. The statement provides that the purposes of executive compensation are to:

  . attract, motivate and retain outstanding team members;

  .align their success with the Company's stockholders; thereby

  . motivating them to enhance stockholder value by attaining the Company's short and long term performance objectives.

Components of Executive Officer Compensation

   Individual executive officer compensation includes base salary, annual incentive bonus and long term incentive compensation. With the assistance of an independent consulting firm, the Committee determines the median amount of base salary, annual incentive bonus and long term incentive compensation which are appropriate for each executive officer position. These median amounts are based upon compensation practices for comparable positions, as disclosed in certain compensation surveys reviewed by the Committee, including surveys of companies in the steel industry and surveys of general industrial companies. In making its determination of median compensation amounts, the Committee focuses on the salary, annual incentive bonus and long term incentive compensation disclosed in these surveys for companies of comparable size and scope of operations, including the largest public integrated steel companies with which the Company competes. However, since duties, responsibilities and experience of an executive officer may differ from survey norms in both content and scope, adjustments are made by the Committee, in its judgment, for those factors. Therefore, compensation paid to some executive officers may be lower, while compensation paid to other executive officers may be higher, than median levels. All of the companies included in the Company's peer group shown in the Performance Graph on page 17 of this Proxy Statement, and many of the companies included in the Standard & Poor's Composite 500 stock index, participate in the surveys reviewed by the Committee.

Base Salary

   An increase in base salary for an executive officer is based on individual performance, business performance and the median base salary amount for such position, as disclosed in compensation surveys reviewed by the Committee. The Committee does not rely on any specific formula nor does it assign specific weights to the factors used in determining base salaries. Mr. Tanaka's base salary was increased from $500,000 to $525,000 in March 1999. The base salary of Mr. Tanaka was below the median salary level for his position, as disclosed in the compensation surveys reviewed by the Committee.

Annual Incentives

   The 1999 MICP approved by the Compensation Committee established the basis for determining the amount of annual incentive bonus paid to each executive officer. Under the MICP, each executive officer is given an annual incentive target, equal to a percentage of base salary. This target is based upon compensation surveys reviewed by the Committee which establish the median annual incentive compensation amount for comparable positions. The annual incentive target may be adjusted by the Committee in its discretion, based upon its evaluation of a particular executive officer's responsibilities and performance. Mr. Tanaka's annual incentive target is 50% of his base salary.

   The 1999 MICP provided that each executive officer could earn a percentage of his target amount, depending upon the extent to which the Company achieved the net income and other performance goals established by the Committee. This percentage could also be adjusted by the Committee, in its discretion, in the event of exceptional Company performance or if other important business or strategic objectives were met. Based upon these factors, no 1999 MICP payout was made to executive officers.

Long Term Incentives

   The Company's long term incentive compensation awards for executive officers are made pursuant to the 1993 National Steel Corporation Long Term Incentive Plan ("Long Term Incentive Plan") and are designed to link executive compensation to the performance of the Company's Class B Common Stock share price. These awards also provide a retention incentive for participants.

   Effective as of March 17, 1999, the Committee and the Board of Directors granted long term incentive awards in the form of nonqualified stock options under the Long Term Incentive Plan to certain of the Company's executive officers. The amount of these awards was based primarily upon the median level of the long term incentive award for each executive officer position, as disclosed in compensation surveys reviewed by the Committee. The Committee also took into account its evaluation of the particular officer's responsibilities and performance. These stock options vest in one-third annual increments commencing on the first anniversary date of the initial grant. The exercise price for all options was equal to the market price of the Company's Class B Common Stock on the date of the grant. Thus, these awards reward executives only to the extent that the Company's Class B Common Stock share price increases over that market price. Mr. Tanaka was awarded options to purchase 50,000 shares at an exercise price of $8 9/32 per share. Mr. Tanaka's stock option award was below the median grant value of long term incentive awards for his position, as disclosed in the compensation surveys reviewed by the Committee.

Benefits

   The Company's executive officers also participate in pension, perquisite, deferred compensation and other executive benefit programs. These programs are designed to be within competitive standards as defined by the practices of other major corporations.

Tax Treatment

   One factor which the Committee considers in establishing its compensation policies is the expected tax treatment to the Company and its executive officers of the various forms of compensation. Among other things, the Committee considers the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), on the corporate deduction for compensation paid to executive officers. The deductibility of certain types of compensation may depend upon factors which are beyond the Committee's control, such as the timing of the executive officer's exercise of stock options or SARs and changes in law. Consequently, the Committee may not, in all cases, limit executive compensation to that amount which is deductible under Section 162(m) of the Code. The Committee will, however, consider methods of preserving the deductibility of compensation benefits to the extent that it is reasonably practicable and to the extent that it is consistent with the Committee's other compensation goals and objectives. In 1999, the Company was not affected by the limitations imposed by Section 162(m) of the Code.

   The Committee believes the Company's executive compensation policies and programs serve the interests of the stockholders and the Company. As the Company moves forward in its efforts to create stockholder value in the years ahead, the Committee will continue to review, monitor and evaluate the Company's policies and programs regarding executive compensation. The Committee intends to insure that these compensation policies and programs continue to support the Company's strategy, continue to be competitive in the marketplace to attract, retain and motivate the talent needed to succeed and appropriately reward the creation of value on behalf of the Company's stockholders.

                                          Compensation Committee

                                          Bruce K. MacLaury, Chairman
                                          Charles A. Bowsher
                                          Sotaro Wakabyashi

Executive Compensation

   The following table sets forth separately, for the fiscal years indicated, each component of compensation paid or awarded to, or earned by, each individual who served as Chief Executive Officer of the Company during the last fiscal year, and each of the other four most highly compensated executive officers who were serving as executive officers at the end of the last fiscal year (collectively referred to herein as the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                 Long-Term
                                                                Compensation
                                     Annual Compensation           Awards
                              --------------------------------- ------------
                                                                 Securities
                                                                 Underlying
                                                   Other Annual   Options/    All Other
   Name and Principal                              Compensation     SARs     Compensation
        Position         Year Salary ($) Bonus ($)    ($)(1)       (#)(2)       ($)(3)
   ------------------    ---- ---------- --------- ------------ ------------ ------------
Yutaka Tanaka........... 1999  520,834          0     18,751       50,000       22,872
Chairman of the Board
 and                     1998  333,338    125,000     18,302       45,000       22,872
Chief Executive Officer
 (4)                     1997      --         --         --           --           --

John A. Maczuzak........ 1999  395,830          0     12,287       45,000       36,529
President and            1998  372,916     95,000        --        45,000       28,729
Chief Operating Officer  1997  347,909    275,000     12,115       40,000       34,863

Glenn H. Gage........... 1999  297,750          0    136,427       30,000       26,056
Senior Vice President
 and                     1998  118,750     57,000      7,391       30,000       16,519
Chief Financial Officer
 (5)                     1997      --         --         --           --           --

John F. Kaloski......... 1999  250,008          0      5,192       20,000       20,643
Senior Vice President    1998  104,170     50,000      5,192       30,000        9,801
Regional Division (5)    1997      --         --         --           --           --

David L. Peterson....... 1999  234,996          0      6,750       20,000       20,258
Senior Vice President,
 Business                1998  234,996     40,730      6,860       30,000       22,634
Development, Production
 Planning                1997  233,746    125,000      6,860       15,000       22,542
and Technical Support
 (6)

James H. Squires........ 1999  234,996          0      8,360       20,000       23,106
Senior Vice President
 and                     1998  211,666     50,000      8,360       25,000       18,104
General Manager          1997  180,000    125,000        --        15,000        7,272
Granite City Division

--------
(1) The amount shown represents amounts paid to the Named Executive Officer for reimbursement of taxes, except for Mr. Gage in 1999, where the amount shown represents $66,227 for reimbursement of taxes and $70,200 for certain relocation benefits.
(2) All grants shown were made pursuant to the Long Term Incentive Plan. In addition to the stock options shown in the table above, in February 1998, each of Messrs. Maczuzak, Peterson and Squires were granted SARs pursuant to the Long Term Incentive Plan in exchange for cancellation of an identical number of non-statutory stock options previously granted to him. The SARs had the same exercise price, exercise date and expiration date as the stock options which they replaced. Also, in October 1998, each of Messrs. Maczuzak, Peterson and Squires were granted non-statutory stock options pursuant to the Long Term Incentive Plan in exchange for cancellation of all remaining SARs previously granted to him. The stock options have the same exercise price, exercise date and expiration date as the SARs which they replaced.

(3) The amount shown for 1999 includes (a) the Company's contribution to the National Steel Retirement Savings Program for Messrs. Maczuzak, Gage, Kaloski, Peterson and Squires in the amounts of $8,308, $7,695, $5,625, $7,395 and $7,487, respectively; (b) the dollar value of life insurance premiums paid by the Company on behalf of the Named Executive Officer for Messrs. Tanaka, Maczuzak, Gage, Kaloski, Peterson and Squires in the amounts of $22,872, $14,988, $10,581, $7,518, $8,234 and $10,619,
    respectively; and (c) the Company's contribution to the Executive Deferred Compensation Plan for Messrs. Maczuzak, Gage, Kaloski, Peterson and Squires in the amounts of $13,233, $7,780, $7,500, $4,629 and $5,000, respectively.
(4) Mr. Tanaka was appointed Vice Chairman of the Company on April 1, 1998 and Chairman and Chief Executive Officer on September 1, 1998.
(5) Mr. Gage and Mr. Kaloski became executive officers of the Company on August 1, 1998.
(6) Mr. Peterson ceased being an executive officer as of December 31, 1999.

Stock Option/SAR Tables

   The following table contains information relating to stock options and SARs which were granted to the Named Executive Officers in 1999.

                           OPTION/SAR GRANTS IN 1999

                             Number of
                             Securities     Percent of Total Options Exercise or Base
                         Underlying Options   Granted To Employees        Price       Expiration Grant Date Present
Name                       Granted (#)(1)        in Fiscal Year        ($/Share)(2)      Date       Value ($)(3)
----                     ------------------ ------------------------ ---------------- ---------- ------------------
Yutaka Tanaka...........       50,000                 16.4%              $8 9/32       3/17/09        $214,635
John A. Maczuzak........       45,000                 14.8                8 9/32       3/17/09         193,171
Glenn H. Gage...........       30,000                  9.9                8 9/32       3/17/09         128,781
John F. Kaloski.........       20,000                  6.6                8 9/32       3/17/09          85,854
David L. Peterson.......       20,000                  6.6                8 9/32       3/17/09          85,854
James H. Squires........       20,000                  6.6                8 9/32       3/17/09          85,854

--------
(1) These grants represent nonqualified stock options to purchase shares of the Company's Class B Common Stock which were granted under the Long Term Incentive Plan. The options become exercisable in annual one third increments commencing one year from the date of the initial grant. The options can be exercised only while the optionee is in the employ of the Company; however, in the event that termination of employment is by reason of retirement, permanent disability or death, the options may be exercised in whole or in part within 24 months of the date of any such occurrence, to the extent they have vested as described in the Long Term Incentive Plan. In the event of a change in control, as defined in the Long Term Incentive Plan, all options become immediately exercisable unless provided otherwise at the time of grant of such options.
(2) The exercise price for these stock option grants was equal to the fair market value of the Class B Common Stock on the grant date.
(3) The grant date present value was determined using the Black-Scholes valuation methodology. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option or SAR. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option or SAR is exercised so that there is no assurance the value realized by an individual will be at or near the value estimated by the Black-Scholes model. The following assumptions were made when applying the Black-Scholes valuation methodology to these grants: (a) expected volatility: 0.5728; (b) expected dividend yield: 2.77%; (c) expected risk free rate of return: 5.50%; (d) expected timing of exercise: 10 years; and
    (e) Black-Scholes ratio: 0.518360.

   The following table sets forth certain information concerning options to purchase the Company's Class B Common Stock and SARs which were exercised by the Named Executive Officers during 1999 and the value of unexercised options and SARs held by the Named Executive Officers as of December 31, 1999.

                  AGGREGATED OPTION/SAR EXERCISES IN 1999 AND
                      DECEMBER 31, 1999 OPTION/SAR VALUES

                                                        Number of Securities      Value of Unexercised
                                                       Underlying Unexercised         In-the-Money
                                                           Options/SARs at           Options/SARs at
                                                      December 31, 1999 (#)(1)  December 31, 1999 ($)(2)
                         Shares Acquired    Value     ------------------------- -------------------------
Name                     on Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- ------------ ----------- ------------- ----------- -------------
Yutaka Tanaka...........         0             0        15,000       80,000           0            0
John A. Maczuzak........         0             0        56,666       88,334           0            0
Glenn H. Gage...........         0             0        10,000       50,000           0            0
John F. Kaloski.........         0             0        10,000       40,000           0            0
David L. Peterson.......         0             0        19,999       38,335           0            0
James H. Squires........         0             0        13,333       41,667           0            0

--------
(1) All unexercised instruments are stock options.
(2) There were no in-the-money stock options held by the Named Executive Officers at December 31, 1999 because the exercise prices of all unexercised stock options exceeded the market price of the Company's Class B Common Stock of $7.4375 per share on December 31, 1999.

Pension Plans

   The following table shows the annual benefits payable under the Company's qualified defined benefit retirement plan along with the non-qualified retirement plans, which provide for the payment of retirement benefits in excess of certain maximum limitations imposed by the Internal Revenue Code, to eligible employees in various earnings groups and with various periods of service. Benefits shown are computed at the plan's normal retirement age of 65 based on a straight life annuity.

                              PENSION PLAN TABLE

     Average Annual                                 Years of Service
 Eligible Compensation   -----------------------------------------------------------------------
  Preceding Retirement      10       15       20       25       30       35       40       45
 ---------------------   -------- -------- -------- -------- -------- -------- -------- --------
$  100,000.............. $ 13,500 $ 20,000 $ 26,500 $ 33,500 $ 40,000 $ 46,500 $ 52,500 $ 58,500
   150,000..............   20,500   30,500   41,000   51,000   61,500   71,500   80,500   90,500
   200,000..............   27,500   41,500   55,500   69,000   83,000   97,000  110,500  124,500
   250,000..............   35,000   52,500   70,500   88,000  105,500  123,000  140,500  158,000
   300,000..............   42,500   64,000   85,500  106,500  128,000  149,500  170,500  192,000
   350,000..............   50,000   75,000  100,500  125,500  150,500  175,500  200,500  225,500
   400,000..............   57,500   86,500  115,500  144,000  173,000  202,000  230,500  259,500
   450,000..............   65,000   97,500  130,500  163,000  195,500  228,000  260,500  293,000
   500,000..............   72,500  109,000  145,500  181,500  218,000  254,500  290,500  327,000
   600,000..............   87,500  131,500  175,500  219,000  263,000  307,000  350,500  394,500
   700,000..............  102,500  154,000  205,500  256,500  308,000  359,500  410,500  462,000
   800,000..............  117,500  176,500  235,500  294,000  353,000  412,000  470,500  529,500
   900,000..............  132,500  199,000  265,500  331,500  398,000  464,500  530,500  597,000
 1,000,000..............  147,500  221,500  295,500  369,000  443,000  517,000  590,500  664,500

   Eligible compensation covered by the Company's retirement plans includes the eligible employee's base salary, before reduction for any salary deferral agreements, and MICP awards paid for the sixty highest consecutive months during the last ten years of employment. Benefits paid under the Company's plans are not subject to reduction for social security payments received by the Company's executive officers.

   MICP awards are shown in the bonus column of the Summary Compensation Table in the year in which they were earned. Eligible compensation under the retirement plans includes the bonus in the year in which the payment was made and, as such, MICP awards earned in a particular year are included in the following year as eligible compensation under the retirement plans.

   The table below shows for each of the Named Executive Officers (a) the years of service under the retirement plans as of December 31, 1999, and (b) the amount of eligible compensation under the retirement plans for 1999:

                                                  Years of
      Name                                        Service  Eligible Compensation
      ----                                        -------- ---------------------
      Yutaka Tanaka..............................   1.75         $645,834
      John A. Maczuzak...........................   3.67         $490,830
      Glenn H. Gage..............................   1.42         $354,500
      John F. Kaloski............................   1.42         $300,008
      David L. Peterson (1)......................   5.58         $275,726
      James H. Squires...........................  43.25         $288,908

--------
(1) Pursuant to the terms of his employment agreement, Mr. Peterson will receive credit for 23 years of service with a previous employer for the purpose of determining his pension benefit from the Company. The benefits of Mr. Peterson under the Company's qualified defined benefit retirement plan and non-qualified retirement plans will be reduced by the amount of his pension benefits from the previous employer. See discussion below under the caption "Employment Contracts".

Employment Contracts

   The Company has entered into employment contracts ("Contracts") with certain executives, including the Named Executive Officers identified below. Set forth below is a summary of certain terms of the Contracts applicable to such Named Executive Officers.

   The Contract with Mr. Tanaka provides for (i) non-competition for a period of two years subsequent to termination of employment by Mr. Tanaka without "good reason"; and (ii) other post termination covenants including non-disclosure, non-solicitation of employees, cooperation during a transition period and release of employment claims. The term of the Contract with Mr. Tanaka expires on August 31, 2001. The Contract provides that (i) the annual base salary of Mr. Tanaka under the Contract shall be equal to the base salary in effect on the date of the Contract, subject to adjustment from time to time and (ii) Mr. Tanaka's annual target incentive compensation opportunity shall be equal to at least 50% of base salary. The Contract further provides that any reduction in Mr. Tanaka's then current base salary or target incentive opportunity constitutes "good reason" for termination of the Contract by Mr. Tanaka.

   The Contract with Mr. Tanaka provides for certain payments and benefits upon termination of Mr. Tanaka's employment. If Mr. Tanaka's employment terminates due to death or disability, he will receive a payment equal to the average incentive compensation paid to him in the three preceding years or, if greater, his target incentive compensation percentage multiplied by his then current base salary, in each case pro-rated to reflect the part of the year completed before termination. If his employment is terminated by the Company without "cause" or by Mr. Tanaka for "good reason", he would be entitled to special termination benefits consisting of: (i) a severance payment equal to 50% of his annual base salary; (ii) a pro-rata incentive compensation payment for the year of termination, based on the formula applied in the case of death or disability; (iii) continued stock option vesting and exercisability for a five year period; and (iv) a two year continuation of health care and certain other employee benefits on the same basis as if he had remained an employee for such period. During the benefit continuation period, Company provided employee benefits would be secondary to any benefits provided under an NKK sponsored benefit plan, or any Japanese government benefit plan or other available benefit plan. If Mr. Tanaka is age 69 at the time of a qualifying termination, the benefit continuation period is reduced to one year. If termination occurs on or after age 70, there is no benefit continuation period. After expiration of his Contract term, Mr. Tanaka would be entitled to the special termination benefits described above in the event he terminates his employment with or without "good reason", or if the Company terminates his employment without "cause". The Contract also provides that the Company will reimburse Mr. Tanaka for expenses incurred in seeking in good faith to enforce his Contract.

   The Contracts with Mr. Maczuzak and Mr. Peterson also provide for non-competition subsequent to termination of employment by the executive without "good reason" for a period of two years. The Contracts with Mr. Maczuzak and Mr. Peterson also provide other post termination covenants including non-disclosure, non-solicitation of employees, cooperation during a transition period and release of employment claims. The Contracts had an initial term ending July 1, 1998 and are subject to automatic month-to-month extensions unless either party elects not to extend the term. Prior to the date the executive reaches age 65, an election by the Company not to extend the term of the Contracts will automatically result in a termination of employment without "cause". The Contracts provide that (i) the executive's annual base salary under his Contract shall be equal to the base salary in effect on the date of the Contract, subject to adjustment from time to time, (ii) his annual target incentive compensation opportunity shall be equal to at least 40% of his base salary and (iii) any reduction in the executive's then current base salary or target incentive opportunity constitutes "good reason" for termination of the Contract by the executive.

   The Contract with Mr. Peterson also provides that, for purposes of determining his pension benefits with the Company, he will receive credit for his years of service with his previous employer, and his pension benefits from the Company will be reduced by his pension benefits from his previous employer. The Company has also agreed to provide Mr. Peterson with retiree health care under certain circumstances.

   The Contracts with Mr. Maczuzak and Mr. Peterson provide for certain payments and benefits upon termination of employment. If employment terminates for any reason on or after age 65, or due to death or disability, the executive will receive a payment equal to the average incentive compensation paid to the executive in the three preceding years or, if greater, the executive's target incentive compensation percentage multiplied by his then current base salary, in each case pro-rated to reflect the part of the year completed before termination. If employment is terminated by the Company without "cause" or by the executive for "good reason" before the executive reaches age 64, Mr. Maczuzak and Mr. Peterson would be entitled to special termination benefits consisting of: (i) a severance payment equal to two times the executive's annual base salary, a pro-rata incentive compensation payment for the year of termination plus, if such termination follows a change of control, an additional amount equal to two times the average incentive compensation paid to the executive in the three preceding years or, if greater, the executive's target incentive compensation amount based on the formula applied in the case of death or disability; (ii) continued stock option vesting and exercisability for a two year period; (iii) outplacement services; and (iv) a two year continuation of health care and certain other employee benefits on the same basis as if the executive had remained an employee for such period. During the benefit continuation period, Company provided health care benefits would be secondary to any health care benefits provided under another employer provided plan. If a qualifying termination occurs after Mr. Maczuzak or Mr. Peterson reaches age 64, the two year severance and two year benefit continuation periods are reduced to one year, and if a qualifying termination occurs after the executive reaches age 65, there is no severance payment and no benefit continuation period.

   The Contracts with Mr. Maczuzak and Mr. Peterson also provide that, in the event of a change of control, the benefits provided under the various Company plans and programs may not be less favorable than those provided at any time during the 120 day period immediately preceding the change of control. If a termination by the Company without "cause" or by the executive for "good reason" follows a change of control, then, in addition to the special termination benefits described above, a lump sum cash payment equal to the actuarially equivalent value of non-qualified unfunded retirement benefits will be paid to the executive. If payments under the Contracts following a change in control are subject to excise tax, the Company will make a "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as would have been the case had such excise tax not applied. The Contracts also provide that the Company will reimburse the executive for expenses incurred in seeking in good faith to enforce his Contract. The Contract with Mr. Peterson was terminated without "cause", effective as of December 31, 1999, and Mr. Peterson will receive the payments and benefits called for by his Contract.

   The Contracts with Mr. Gage and Mr. Kaloski also provide for non-competition for a period of one year subsequent to a voluntary termination of employment by the executive under circumstances that do not constitute a "constructive discharge". The Contracts with Mr. Gage and Mr. Kaloski also provide other post termination covenants including non-disclosure, non-solicitation of employees, no unfavorable publicity and cooperation during a transition period. The Contracts have an initial term ending July 31, 2000, in the case of Mr. Gage, and July 31, 2002, in the case of Mr. Kaloski. Mr. Gage's contract also provides for extension by agreement between him and the Company. The Contracts provide that (i) the executive's annual base salary under his Contract shall be equal to at least $285,000, in the case of Mr. Gage, and $250,000 in the case of Mr. Kaloski, and (ii) his annual target incentive compensation opportunity shall be equal to at least 40% of his base salary.

   The Contracts with Mr. Gage and Mr. Kaloski provide for certain payments and benefits upon termination of employment. If employment is terminated by the Company without "cause" or by the executive due to a "constructive discharge", or, in the case of Mr. Gage, if the Agreement is not extended at its expiration date, the executive would be entitled to receive: (i) a lump sum payment equal to the executive's annual base salary (two times the annual base salary if the executive executes a Release of any claims against the Company); (ii) outplacement services; and (iii) a one year continuation of health care benefits on the same basis as if the executive had remained an employee for such period.

   The Contracts with Mr. Gage and Mr. Kaloski also provide that, in the event of a change of control, the benefits provided under the various Company plans and programs may not be less favorable than those provided at any time during the 120 day period immediately preceding the change of control. If, within two years following a change of control, the executive's employment is terminated by the Company without "cause" or by the executive due to a "constructive discharge", or, in the case of Mr. Gage, if the Agreement is not extended at its expiration date, the executive is entitled to receive, in addition to the payments and benefits described in the preceding paragraph, (i) an amount equal to the average incentive compensation paid to the executive in preceding years during the Contract term or, if greater, the executive's target incentive compensation percentage multiplied by his then current base salary (two times either such amount if the executive executes a Release of any claims against the Company); and (ii) a lump sum cash payment equal to the actuarially equivalent value of non-qualified unfunded retirement benefits to which the executive is entitled. If payments under the Contracts following a change in control are subject to excise tax, the Company will make a "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as would have been the case had such excise tax not applied. The Contracts also provide that disputes will be resolved through arbitration, and the Company will be responsible for all of the fees and expenses of the arbitration (including the executive's reasonable attorney's fees) if the executive prevails on any material issue which is the subject of the arbitration.

                SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

   The following table sets forth the number of shares of the Company's Class B Common Stock and the number of shares of common stock of NKK beneficially owned by each of the Company's directors, nominees for director and Named Executive Officers and by the Company's directors and executive officers as a group as of March 1, 2000 in the case of the Company's Class B Common Stock and as of December 31, 1999 in the case of NKK common stock. None of the Company's directors, nominees for director or Named Executive Officers beneficially owned any shares of the Company's Class A Common Stock. Except as otherwise indicated, each director, nominee for director or Named Executive Officer had sole voting and investment power with respect to any shares beneficially owned.

                                                                Class B Common Stock of
                               NKK Corporation Stock                    Company
                         --------------------------------- ---------------------------------
                            Number of Shares    Percent of    Number of Shares    Percent of
Name                     Beneficially Owned (1)   Class    Beneficially Owned (2)   Class
----                     ---------------------- ---------- ---------------------- ----------
Charles A. Bowsher......              0              0              3,001               *
Edsel D. Dunford........              0              0             16,833               *
Mitsuoki Hino...........         25,000              *                833               *
Frank J. Lucchino.......              0              0              4,101               *
Bruce K. MacLaury.......              0              0              3,501               *
Mineo Shimura...........         11,000              *              3,001               *
Hisashi Tanaka..........         11,000              *              1,833               *
Yutaka Tanaka...........         37,104              *             46,667               *
Sotaro Wakabayashi......          5,200              *                833               *
John A. Maczuzak........              0              0            107,288(3)(4)         *
Glenn H. Gage...........              0              0             30,000(5)            *
John F. Kaloski.........              0              0             19,667               *
David L. Peterson.......              0              0             40,333(6)            *
James H. Squires........              0              0             33,333               *
All directors and
 executive officers
 as a group (20
 persons)...............         89,304              *            403,889*(3)        2.10%

--------
*Less than 1% of the outstanding shares on March 1, 2000 in the case of the Company's Class B Common Stock and on December 31, 1999 in the case of NKK common stock.
(1) NKK Corporation stock can be voted in units of 1,000 shares only, and units of less than 1,000 shares have no voting power. In addition, Messrs. Hino, Hisashi Tanaka and Wakabayashi have no voting power with respect to 2,658, 2,659 and 4,511 shares of NKK Corporation stock, respectively, owned by them which are held by the trustee of NKK Corporation's employee stock ownership program.
(2) Includes shares which the individual has the right to acquire through the exercise of stock options which are exercisable within 60 days of March 1, 2000 in the following amounts: for Mr. Bowsher 3,001 shares; for Mr. Dunford 1,833 shares; for Mr. Hino 833 shares; for Mr. Lucchino 4,001 shares; for Mr. MacLaury 3,501 shares; for Mr. Shimura 3,001 shares; for Mr. Hisashi Tanaka 1,833 shares; for Mr. Yutaka Tanaka 46,667 shares; for Mr. Wakabyashi 833 shares; for Mr. Maczuzak 100,000 shares; for Mr. Gage 20,000 shares; for Mr. Kaloski 16,667 shares; for Mr. Peterson 38,333 shares; for Mr. Squires 33,333 shares; and for all directors and executive officers as a group 362,468 shares.
(3) Includes shares held by the trustee of the Company's Salaried Employees Retirement Savings Program as of December 31, 1999 in the following amounts: for Mr. Maczuzak 3,788 shares and for all directors and executive officers as a group 5,021 shares.
(4) Includes 3,500 shares owned by Mr. Maczuzak's spouse.
(5) Includes 5,000 shares owned by a trust of which Mr. Gage and his spouse are co-trustees and Mr. Gage's spouse is the beneficiary and 5,000 shares owned by a trust of which Mr. Gage and his spouse are co-trustees and Mr. Gage is the beneficiary.

(6) Includes 1,000 shares owned by a trust, the beneficiary and trustee of which is Mr. Peterson's spouse. Mr. Peterson ceased to be an executive officer of the Company as of December 31, 1999, and the information regarding his stock ownership is based upon the most recent information available to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who owned greater than 10% of a class of the Company's equity securities to file with the Securities and Exchange Commission an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that Forms 5 were not required, the Company believes that all Section 16(a) filing requirements with respect to its executive officers and directors were met, except that two Forms 4 were filed late--one to report an acquisition of shares of the Company stock by Edsel D. Dunford, Director, and a second to report an acquisition of shares of the Company stock by John
F. Kaloski, Senior Vice President, Regional Division.

             ADDITIONAL INFORMATION RELATING TO VOTING SECURITIES

   The following table sets forth the only holders known to the Company to beneficially own more than 5% of the Company's Class A Common Stock or Class B Common Stock as of March 1, 2000, unless otherwise indicated. The information contained in this table is based upon the statements filed with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.

                                                                         Percent of Total
Name and Address of      Number of Shares    Class of   Percent of Class   Common Stock
Beneficial Owner        Beneficially Owned Common Stock   Outstanding      Outstanding
-------------------     ------------------ ------------ ---------------- ----------------
NKK U.S.A. Corporation
 ......................     22,100,000(1)    Class A         100.00%          53.53%
 1013 Centre Road
 Wilmington, Delaware
  19805-1297

Donald Smith & Co.,
 Inc. .................      2,692,400(2)    Class B          14.03%           6.52%
 East 80, Rte. 4
 Paramus, New Jersey
  07652

Dimensional Fund
 Advisors Inc. ........      1,409,675(3)    Class B           7.35%           3.41%
 1299 Ocean Avenue
 11th Floor
 Santa Monica,
  California 90401

--------
(1) NKK has sole voting and investment power with respect to all shares of Class A Common Stock. As reported in a Schedule 13D dated February 13, 1995 filed with the Securities and Exchange Commission, NKK had sole voting and investment power with respect to 22,100,000 shares of Class B Common Stock listed as beneficially owned as a result of its ownership of Class A Common Stock convertible into an equal number of shares of Class B Common Stock.
(2) According to a Schedule 13G dated February 9, 2000 filed with the Securities and Exchange Commission, Donald Smith & Co., Inc. reported that it had sole voting power and sole dispositive power with respect to 2,692,400 shares.
(3) According to a Schedule 13G dated February 4, 2000 filed with the Securities and Exchange Commission, Dimensional Fund Advisors Inc. reported that it had sole voting power and sole dispositive power with respect to 1,409,675 shares.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Effective May 1, 1995, the Company entered into an Agreement for the Transfer of Employees with NKK, which supersedes a prior arrangement. The Agreement was unanimously approved by all directors of the Company who were not then, and never have been, employees of NKK. Pursuant to the terms of this Agreement, technical and business advice is provided through NKK employees who are transferred to the employ of the Company. The Agreement further provides that the term can be extended from year to year after expiration of the initial term, if approved by NKK and a majority of the directors of the Company who were not then, and never have been, employees of NKK. The Agreement has been extended through the calendar year 2000 in accordance with this provision. Pursuant to the terms of the Agreement, the Company is obligated to reimburse NKK for the costs and expenses incurred by NKK in connection with the transfer of these employees, subject to an agreed upon cap. The cap was $7 million during 1999 and 2000. The Company incurred expenditures of approximately $6.3 million under this Agreement during 1999. In addition, the Company paid approximately $0.3 million to NKK for various other engineering services provided by NKK during 1999.

   On October 23, 1998, the Company entered into a Turnkey Engineering and Construction Contract with NKK Steel Engineering, Inc. ("NKK SE"), a subsidiary of NKK. The Agreement was unanimously approved by all directors of the Company who were not then, and never have been, employees of NKK. Pursuant to this agreement, NKK SE will design, engineer, construct and install a continuous galvanizing facility at the Company's Great Lakes Division in Ecorse, Michigan. The purchase price payable by the Company to NKK SE for the facility is approximately $139.7 million. During 1999, $98.4 million was paid to NKK SE relating to this contract, and $6.5 million was included in accounts payable, net of a $9.3 million retention, as of December 31, 1999.

   During 1999, the Company purchased from a trading company, in arms' length transactions at competitively bid prices, approximately $22.6 million of slabs produced by NKK. The Company has committed to purchase an additional $3.8 million of slabs produced by NKK during the first quarter of 2000. Effective as of February 16, 2000, the Company also entered into a Steel Slab Products Supply Agreement with NKK, the initial term of which extends through December 31, 2000 and will continue on a year to year basis thereafter until terminated by either party on six months notice. Pursuant to the terms of this Agreement, the Company will purchase steel slabs manufactured by NKK at a price determined in accordance with a formula set forth in the Agreement. The quantity of slabs to be purchased is negotiated on a quarterly basis. This Agreement was unanimously approved by all directors of the Company who were not then, and never have been, employees of NKK.

   During 1999, the Company purchased from a trading company, in arms' length transactions at competitively bid prices, approximately $24.8 million of finished coated steel produced by NKK of which $0.6 million is included in accounts payable at December 31, 1999. The Company entered into this Agreement in order to fulfill the delivery requirements of a contract with a major automotive customer at a fixed price. During 1999, the Company recorded a loss of $5.4 million relating to these agreements. The Company anticipates that approximately $5.8 million of finished coated steel produced by NKK will be purchased during 2000 so that the Company can fulfill its obligations to this customer. Of this amount, approximately $3.2 million of product has been received during the first two months of 2000.

   During 1999, the Company paid cash dividends of $0.28 per share on both the Class A Common Stock owned by NKK USA Corporation and on its Class B Common Stock. Aggregate dividends paid to NKK USA Corporation during 1999 were approximately $6.2 million.

                          COMPARISON OF TOTAL RETURN

   The chart below compares the Company's total stockholder return on its Class B Common Stock for the period beginning December 31, 1994 and ending December 31, 1999, with the cumulative return of (i) the Standard & Poor's Composite 500 stock index and (ii) a peer group consisting of the U.S. Steel Group of USX Corporation, Bethlehem Steel Corporation, LTV Corporation and AK Steel Holding Corporation ("Peer Group"). The Peer Group consists of the four largest domestic integrated steel producers with which the Company competes.

   The comparisons in this graph assume an investment of $100 on December 31, 1994 in Class B Common Stock of the Company, the Standard & Poor's Composite 500 stock index and the Peer Group. Cumulative total returns are calculated assuming reinvestment of dividends, and the peer group indexes are weighted to reflect the market capitalization of the index members. These comparisons are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's stock.

                         TOTAL RETURN TO STOCKHOLDERS
                 NATIONAL STEEL CORPORATION: 12/31/94-12/31/99
                                 [LINE GRAPH]

      Company/Index       12/31/94 12/31/95 12/31/96 12/31/97 12/31/98 12/31/99
      -------------       -------- -------- -------- -------- -------- --------
      National Steel.....   100      87.29    62.71    78.39    49.72    53.92
      S&P 500............   100     137.58   169.17   225.60   290.08   351.12
      Peer Group.........   100      87.02    80.99    77.69    68.43    76.47

            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

   On February 14, 2000, the Board of Directors appointed Ernst & Young LLP to serve as independent auditors for the Company for the fiscal year ending December 31, 2000, subject to ratification of such appointment at the 2000 Annual Meeting of Stockholders.

   Ratification of the appointment requires the favorable vote of a majority of the voting power of the outstanding shares of Common Stock present at the meeting and constituting a quorum. If the stockholders do not ratify this appointment, the selection of the independent auditors will be reconsidered by the Board of Directors.

   Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

   The Board of Directors unanimously recommends a vote FOR the appointment of Ernst & Young LLP as auditors.

                           PROPOSALS OF STOCKHOLDERS

   In order to be considered for inclusion in the Company's proxy statement and proxy for the Annual Meeting of Stockholders to be held in 2001, proposals of stockholders pursuant to Securities and Exchange Commission Rule 14a-8 intended to be presented at the 2001 Annual Meeting must be received in writing by the Secretary of the Company no later than December 1, 2000 and otherwise meet the requirements of that rule.

   Written notice of shareholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2001 Annual Meeting must be received by the Company on or before February 14, 2001 in order to be considered timely for purposes of Rule 14a-4. The persons designated in the Company's proxy statement shall be granted discretionary authority to vote with respect to any shareholder proposal of which the Company does not receive timely notice.

                                 OTHER MATTERS

   The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting. However, if any other matters do come before the Annual Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

                                   By order of the Board of Directors,

                                   Ronald J. Werhnyak
                                   Vice President, General Counsel and
                                   Secretary

March 31, 2000
Mishawaka, Indiana

--------------------------------------------------------------------------------

PROXY

                       FIDELITY MANAGEMENT TRUST COMPANY

If I sign and return this proxy to you, you are instructed to cause all National Steel Corporation Common Stock in my National Steel Retirement Savings Plan or National Steel Represented Employee Retirement Savings Plan Account to be voted at the Annual Meeting of Shareholders of National Steel Corporation, to be held on May 8, 2000, and any adjournment thereof, as follows:

As indicated by me on the reverse side, but, if I make no indication as to a particular matter, then unless otherwise indicated, as recommended by management on such matters, and, on such other matters as may properly come before the meeting. The Trustee will keep the vote completely confidential.

If the Trustee does not receive a properly executed proxy by May 3, 2000 the Trustee shall vote the shares represented by this proxy in the same proportion as it votes those shares for which it does receive a properly executed proxy.

                                    (OVER)

                                                   (Please sign on reverse side)

--------------------------------------------------------------------------------
                            .FOLD AND DETACH HERE.






--------------------------------------------------------------------------------

Please mark
your vote as
indicated in
this example [X]

1. ELECTION OF DIRECTORS

FOR all nominees             WITHHOLD
listed to the right         AUTHORITY
(except as marked     to vote for all nominees
to the contrary)         listed to the right

     [_]                       [_]

2. Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for 2000

FOR     AGAINST     ABSTAIN
[_]       [_]         [_]

NOMINEES: Charles A. Bowsher   Edsel D. Dunford    Mitsuoki Hino
          Frank J. Lucchino    Bruce K. MacLaury   Mineo Shimura
          Hisashi Tanaka       Yutaka Tanaka       Sotaro Wakabayashi

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

______________________________________________________________________________


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

           Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

           Dated _____________________________________________, 2000

           _________________________________________________________
                               (Signature)
           _________________________________________________________
                         (Signature if held jointly)

           PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING
           THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------
                          .  FOLD AND DETACH HERE .


                               ADMISSION TICKET

                                Annual Meeting
                                      of
                    National Steel Corporation Stockholders

                              Monday, May 8, 2000
                                  10:00 a.m.
                           The Fairmont Copley Plaza
                             138 St. James Avenue
                             Boston, Massachusetts

                                    Agenda

        . Election of Directors
        . Ratification of the appointment of independent auditors
        . Discussion on matters of current interest
        . Question and Answer Session

--------------------------------------------------------------------------------

PROXY

                          NATIONAL STEEL CORPORATION

          This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby appoints John A. Maczuzak and Ronald J. Werhnyak the proxies, each with power to act alone and with power of substitution, and hereby authorizes them to represent and vote, all shares of Class B Common Stock of National Steel Corporation which the undersigned is entitled to vote at the Annual Meeting to be held May 8, 2000 or any adjournment thereof as designated herein and, in their discretion, upon such other matters as may properly come before the meeting.

      (Continued, and to be marked, dated and signed, on the other side)

--------------------------------------------------------------------------------
                            .FOLD AND DETACH HERE.





--------------------------------------------------------------------------------

Please mark
your vote as
indicated in
this example [X]

1. ELECTION OF DIRECTORS

FOR all nominees             WITHHOLD
listed to the right         AUTHORITY
(except as marked     to vote for all nominees
to the contrary)         listed to the right

     [_]                       [_]

2. Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for 2000

FOR     AGAINST     ABSTAIN
[_]       [_]         [_]

NOMINEES: Charles A. Bowsher   Edsel D. Dunford    Mitsuoki Hino
          Frank J. Lucchino    Bruce K. MacLaury   Mineo Shimura
          Hisashi Tanaka       Yutaka Tanaka       Sotaro Wakabayashi

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

______________________________________________________________________________


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

           Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

           Dated _____________________________________________, 2000

           _________________________________________________________
                               (Signature)
           _________________________________________________________
                         (Signature if held jointly)

           PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING
           THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
                          .  FOLD AND DETACH HERE .


                               ADMISSION TICKET

                                Annual Meeting
                                      of
                    National Steel Corporation Stockholders

                              Monday, May 8, 2000
                                  10:00 a.m.
                           The Fairmont Copley Plaza
                             138 St. James Avenue
                             Boston, Massachusetts

                                    Agenda

        . Election of Directors
        . Ratification of the appointment of independent auditors
        . Discussion on matters of current interest
        . Question and Answer Session